Exhibit 99.2

AMETEK Increases Quarterly Dividend

Berwyn, Pa., Feb. 10, 2022 – AMETEK, Inc. (NYSE: AME) today announced its Board of Directors has approved a 10% increase in its quarterly cash dividend on common stock to $0.22 per share from $0.20 per share. The dividend is payable on March 31, 2022 to shareholders of record as of March 10, 2022. This dividend increase will raise the indicated annual rate to $0.88 per share.

“AMETEK’s businesses continue to operate at a very high level, delivering outstanding cash flow generation and excellent operating results,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “These results are driven by the strength of the AMETEK Growth Model. We remain focused on deploying our free cash flow primarily on strategic acquisitions, driving long-term shareholder value. Our robust cash flow also allows us to reward our shareholders with a higher and consistently increasing cash dividend.”

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2021 sales of $5.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:
Kevin Coleman
Vice President, Investor Relations & Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247